Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Commercial Capital Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of Commercial Capital Bancorp, Inc. of our reports dated March 15, 2005, relating to the consolidated statements of financial condition of Commercial Capital Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2004 annual report on Form 10-K of Commercial Capital Bancorp, Inc. and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Los Angeles, California

December 5, 2005